Exhibit 6.1 Consulting Agreement with Libal


RESOLUTION OF THE BOARD DIRECTORS
OF
E INVESTMENTS, INC.,
A Nevada Corporation

I, the undersigned, being all of the Directors of E INVESTMENTS, INC., a Nevada corporation, having met and discussed the business herein set forth, have Unanimously RESOLVED, that

We except following cash investment from:

Dr. Sarka                  $ U.S. 7,000 (for
Krizala                    140,000 shares)

-------------------------- -------------------------------------------

Jan Libal                  $ U.S. 9,000 (for
                           180,000 shares)

-------------------------- -------------------------------------------

Jana Fiala                 $ U.S. 3,000 (for
                           30,000 shares)

-------------------------- -------------------------------------------

After consideration we come to the conclusion that start up Pre-production capital will be required in the range of $60,000 (U.S.) To $70,000(U.S.)

We will employ Mr. Jan Libal as the consultant for a period of one year. He will be compensated for his services to a maximum of $ 3,000 (U.S.) Per month plus traveling expenses. His duty to the corporation will be: Negotiating contracts with private and government agencies for supply of wood, sale contracts for our finished products, assist with prospectus listing requirements, locate equipment and assist with stock management when the corporation achieves public status.


DATED this 18th Day of March, 1999

/S/
DIRECTOR IN TOTO

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